Exhibit 99.1

FOR IMMEDIATE RELEASE
January 12, 2010
Contact:
Phil Pantano
Pantano & Associates
716-601-4128

KEVIN W. SENECA ELECTED CHAIRMAN

OF SENECA GAMING CORPORATION BOARD

REPLACES JEFF GILL, WHO REMAINS AS BOARD MEMBER

NIAGARA FALLS, NEW YORK — Seneca Gaming Corporation announced today that Kevin W. Seneca has been elected Chairman of the company’s Board of Directors by vote of the members of the board.  His election took place during a January 11, 2010 board meeting.  “I am honored by the trust and confidence my fellow board members have placed in me.” Seneca said. “Together we have helped Seneca Gaming Corporation maintain its position in the gaming industry.  I look forward to helping the company continue to grow by working collaboratively with the management team so that we can realize our goals and vision.”

Seneca was appointed to the company’s Board of Directors by the Seneca Nation Tribal Council in 2009, and has served as the Board’s Treasurer.  He formerly served as the elected Treasurer of the Seneca Nation of Indians from 2006 — 2008.

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SGC/CHAIRMAN

2-2-2-2

As Chairman, Seneca replaces Jeff Gill, who served in the role for the past 4 months.  Gill, who has served on the Board since 2008, will remain on the Board.

Seneca Gaming Corporation operates Seneca Niagara Casino & Hotel in Niagara Falls, New York, Seneca Allegany Casino & Hotel in Salamanca, New York and Seneca Buffalo Creek Casino in Buffalo, New York, on behalf of the Seneca Nation of Indians.

The company is in the process of expanding its temporary Seneca Buffalo Creek Casino in downtown Buffalo.  The $9 million project will add 223 slot machines to the facility, and is expected to be completed in early April.

Seneca Gaming Corporation is also expected to open its $25 million Seneca Hickory Stick Golf Club in the Town of Lewiston later this year.  The championship course was designed by renowned golf course architect Robert Trent Jones, Jr.

Safe Harbor Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Seneca Gaming Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, changes in market conditions, plans for expansion and changes in general economic conditions are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Seneca Gaming Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Seneca Gaming Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Seneca Gaming Corporation’s forward-looking statements. Except as required by law, Seneca Gaming Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.